Exhibit 5.1

September 2, 2020

International Money Express, Inc.
9480 South Dixie Highway
Miami, Florida 33156

Re: International Money Express, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to International Money Express, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration by the Company of an aggregate of 3,650,000 shares of common stock, $0.0001 par value per share (“Common Stock”) of the Company (the “Shares”) issuable under the International Money Express, Inc. 2020 Omnibus Equity Compensation Plan (the “2020 Omnibus Plan”). This opinion is being issued pursuant to the requirements of the Act.

We have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement. In so acting, we have examined the originals or copies, certified or otherwise identified to our satisfaction, of such documents as we have considered necessary in order to enable us to render this opinion, including: (i) the Registration Statement and the exhibits thereto, (ii) the Company’s Second Amended and Restated Certificate of Incorporation, as amended to date, (iii) the Company’s Second Amended and Restated Bylaws, as amended to date, (iv) certain resolutions of the Board of Directors of the Company, and (v) such other documents, certificates and records as we have deemed necessary or appropriate to form the basis for the opinions set forth herein.

In rendering the opinions set forth herein, we have relied, without investigation, on each of the following assumptions: (a) the legal capacity of each natural person; (b) the genuineness of each signature, the completeness of each document submitted to us, the authenticity of each document reviewed by us as an original, the conformity to the original of each document reviewed by us as a copy and the authenticity of the original of each document received by us as a copy; (c) as to matters of fact, the truthfulness, accuracy and completeness of the information, representations, and warranties contained in the records, documents, instruments, certificates, and statements we have reviewed; (d) the due execution and delivery of all documents (except that no such assumption is made as to the Company) where due execution and delivery are a prerequisite to the effectiveness thereof, and (e) that there has been no undisclosed waiver of any right, remedy, or provision contained in any such documents.

Based on the foregoing, and subject to the assumptions, qualifications and limitations stated herein, it is our opinion that the Shares have been duly authorized by the Company, and when issued and paid for in the manner described in the 2020 Omnibus Plan, the Shares will be validly issued, fully-paid and non-assessable.

We express no opinion as to matters governed by laws of any jurisdiction other than the federal securities laws of the United States of America and the corporate laws of the State of Delaware, as in effect on the date hereof.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion letter with the Securities and Exchange Commission in connection with the filing of the Registration Statement referred to above. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission issued thereunder.

Sincerely,

/s/ HOLLAND & KNIGHT LLP

HOLLAND & KNIGHT LLP